Exhibit 99.1

AITX Discloses Spending Priorities and Strategic Investments to
Accelerate Expected Revenue Growth

Company Closes in On Operational Positive Cash Flow with Expanded Inventory and
Time-to-Ship Initiatives

Detroit, Michigan, February 21, 2025 -- Artificial Intelligence Technology Solutions, Inc., (the "Company") (OTCPK:AITX), a leader in AI-driven security and productivity solutions, today reaffirmed its path to positive operational cash flow in 2025 while affirming slower growth of SG&A expenses that still allow the Company to hit its cash flow goals while maintaining progress in innovation and development.

In support of its aggressive growth strategy, AITX has filed a 14C Information Statement in connection with increasing its authorized share count from 15 billion to 20 billion. This move is being made to provide the financial flexibility to scale operations, fulfill ever-increasing demand, and maintain the Company's leadership position in AI-powered security technology.

"The demand for our solutions has never been higher, and we are making the necessary investments to capture this moment," said Steve Reinharz, CEO/CTO of AITX. "Expanding our inventories, production capabilities, accelerating product development, and strengthening our market presence are all critical to our long-term success. We are in the midst of a land grab for the future of AI-driven security, and AITX is determined to lead."

Accelerating Innovation and Product Rollout

AITX and its four subsidiaries are preparing for large-scale inventory orders and new product rollouts to meet growing demand:

• RADDOG™ LE2: The Company looks to commit resources for an initial 100-unit production, ensuring its focused client base of Law Enforcement agencies can rapidly receive and deploy this next-generation robotic security solution.

• ROAMEO™ Gen 4: With over 50 verified interested clients in the sales funnel, production planning is underway with an eye on financially responsible purchasing of the required inventory to support expected deployments.

• RIO™ Expansion: The Company is accelerating strategic capital investments to minimize U.S. Steel tariff impacts and overall optimize RIO production, strengthening RIO's competitive advantage in the mobile security sector.

• AI Innovations: SARA™ expansion continues with additional AI-driven solutions coming to market in the coming months.

• HERO™ (Humanoid Enforcement & Response Officer): Development efforts leverage core RAD technologies, reducing time to market and capital expenditures. Nonetheless appropriate investments must be made in development and inventory.

These investments position AITX for continued improvements in growth rate, reinforcing its ability to meet increasing client demand while securing a dominant foothold in the evolving security landscape.

A Clear Path to Operational Profitability

Despite these expansion efforts, AITX remains on track to potentially achieve operational profitability in 2025. The increase in authorized shares is primarily intended to support inventory and production scaling, with management committed to using funds responsibly in alignment with the Company's long-term goal of a future NASDAQ uplisting. By strategically allocating funds for key solutions such as RADDOG LE2, ROAMEO, HERO, SARA and RIO, AITX is accelerating deployments that drive recurring monthly revenue (RMR). This disciplined approach ensures capital is deployed efficiently to support growth while maintaining strict controls on operational overhead.

"We are actively seizing a massive opportunity in AI-driven safety, security and facility management, and we are fully committed to leading this revolution," concluded Reinharz. "These actions will strengthen our ability to scale, innovate, and dominate a rapidly expanding market. With our growing product lineup, accelerating deployments, and expanding client base, we are laying the foundation for long-term success."

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry[1] through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz